                                                                  Exhibit 11

                             Cambridge Heart, Inc.
           Computation of Net Loss and Pro Forma Net Loss per Share

                                                         For the three months ended        For the nine months ended
                                                      September 30,     September 30,    September 30,   September 30,
                                                         1996               1997             1996           1997
                                                        ------             -----             -----         ------
Net Loss                                               $(1,061,047)      $(1,249,260)    $(2,713,281)    $(4,437,107)
                                                       ===========       ===========     ===========     ===========

Weighted average shares outstanding:

 a. Shares attributable to common stock outstanding                       10,495,282                      10,406,818
                                                                         ===========                     ===========
Net loss per share                                                       $     (0.12)                    $     (0.43)
                                                                         ===========                     ===========
Pro forma weighted average shares outstanding:

 a. Shares attributable to common stock outstanding      7,702,234                         4,695,368

 b. Shares attributable to certain
     common stock options (1)                                   --                           303,097

 c. Shares attributable to the assumed conversion of
     Series A and B convertible preferred stock
     outstanding upon closing of initial
     public offering                                     1,598,244                         3,503,220
                                                       -----------                       -----------
Pro forma weighted average common and common
 equivalent shares outstanding                           9,300,478                         8,501,685
                                                       ===========                       ===========
Pro forma net loss per share                           $     (0.11)                      $     (0.32)
                                                       ===========                       ===========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, stock options issued during the twelve months prior to the filing of
    Company's initial registration statement on Form S-1 have been included in the above computation as if outstanding for periods through June 30, 1996, even if such impact is anti-dilutive.